EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Company Contacts: Laura Plude, CFO (802) 476‑2208 www.rockofages.com	Kurt Swenson Chairman (603) 225-8397

Rock of Ages Reports 26% Increase in Revenue and

Smaller Net Loss For the First Quarter of 2010

BARRE, VERMONT, May 11, 2010 . . . Rock of Ages Corporation (NASDAQ:ROAC) announced today that the net loss for the first quarter of 2010 narrowed to $2,092,000, or $.28 per share, compared to a net loss of $2,774,000, or $.37 per share, for the first quarter of 2009.  Revenue increased 26% to $7,511,000 from $5,938,000 for the first quarter of last year.  "We have always reported a loss in the first quarter due to the seasonal nature of our business.  This year's sharply reduced first quarter loss was primarily the result of the substantially improved performance of our manufacturing operations, as well as continued reductions in overhead costs," said Chief Executive Officer Donald Labonte.

Manufacturing revenue for the first quarter of 2010 was up 38% to $3,889,000 compared to $2,814,000 for the first quarter of 2009, as sales of monuments and industrial products both increased.  The operating loss in the manufacturing segment decreased to $484,000 from $864,000 a year ago, reflecting the higher revenue and cost saving steps initiated last year. "Based on current trends, we are optimistic regarding the performance of our manufacturing operations for 2010 as a whole," Labonte said.

Quarry revenue for the three months ended April 3, 2010 increased 16% to $3,622,000 compared to $3,124,000 for the first quarter of 2009, primarily the result of higher shipments from the Company's export quarries.  The operating loss in the quarry segment increased to $944,000 compared to an operating loss of $772,000 last year as the Company employed significantly more manpower in its Barre, Bethel, Gardenia White and Salisbury quarries during the quarter compared to the prior year to prepare more areas for quarrying and build inventory levels.  "Demand for our export granite in particular remains strong, and we expect it to remain strong throughout the year," Labonte said. "The development program in our quarries we launched last year is on schedule, and we expect to produce and deliver increased quantities of saleable granite throughout the rest of the year."

Unallocated corporate overhead decreased 34% to $687,000 for the first quarter of 2010 versus $1,041,000 for the first quarter of 2009.  This decrease is a result of lower salary, pension, audit and franchise tax expenses.  "We are confident that our unallocated corporate overhead for 2010 will be approximately 10% below 2009," said Labonte.

Total debt at April 3, 2010 was $16 million.  This compares to total debt at April 4, 2009 of $19.3 million and $14.4 million at December 31, 2009.  "We continue to focus on reducing our debt and are in discussions with various lenders regarding options that may be available to us to reduce our interest costs," Labonte said.

About Rock of Ages

Rock of Ages (www.rockofages.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the challenge of successfully implementing our strategic plan intended to enhance our overall profitability; unanticipated overhead or other expenses including possible expenses we may incur in connection with responding to the recently disclosed acquisition proposal from Swenson Granite Company LLC and related matters; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.   Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

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ROCK OF AGES CORPORATION
Consolidated Statements of Operations
(In thousands except per share amounts) (Unaudited)

	Three Months Ended
	April 3,	April 4,
	2010	2009

Net revenues:
Quarry	$ 3,622	$ 3,124
Manufacturing	3,889	2,814
Total net revenues	7,511	5,938

Cost of goods sold:
Quarry	3,973	3,349
Manufacturing	3,444	2,710
Total cost of goods sold	7,417	6,059

Gross profit (loss):
Quarry	(351)	(225)
Manufacturing	445	104
Total gross profit (loss):	94	(121)

Selling, general and administrative expenses:
Quarry	593	547
Manufacturing	929	968
Total SG&A expenses	1,522	1,515

Divisional operating loss:
Quarry	(944)	(772)
Manufacturing	(484)	(864)
Divisional operating loss	(1,428)	(1,636)

Unallocated corporate overhead	687	1,041
Effect of pension curtailment	--	95
Other income, net	(178)	(88)
Loss before interest and taxes	(1,937)	(2,684)

Interest expense	294	206

Loss before taxes	(2,231)	(2,890)

Income tax benefit	(139)	(116)

Net loss	$ (2,092)	$ (2,774)

Per share information:
Net loss per share - basic and diluted	$ (0.28)	$ (0.37)

Weighted average number of common
shares outstanding - basic and diluted	7,416	7,416

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
( in thousands, except per share amounts) (Unaudited)
	Apr. 3,	Dec. 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$ 1,124	$ 1,713
Trade receivables, net	7,062	7,241
Inventories	14,827	15,077
Other current assets	1,907	1,620
Assets held for sale	758	758

Total current assets	25,678	26,409

Property, plant and equipment, net	31,067	30,559
Identified intangible assets, net	548	582
Goodwill	387	387
Other long-term assets	553	515

Total assets	$ 58,233	$ 58,452

Liabilities and Stockholders' Equity

Current liabilities:
Borrowings under line of credit	$ --	$ 214
Current installments of long-term debt	1,463	801
Current installments of retirement benefits	702	691
Trade payables	1,244	1,285
Accrued expenses	1,419	1,264
Customer deposits	897	774
Deferred tax liabilities	59	236

Total current liabilities	5,784	5,265

Long-term debt, excluding current installments	14,546	13,361
Salary continuation	5,277	5,386
Accrued pension cost	4,723	4,810
Deferred salary	1,504	1,504
Accrued post retirement benefits	1,623	1,622

Total liabilities	33,457	31,948

Stockholders' equity:
Preferred stock $0.01 par value. Authorized
2,500,000 shares; none issued	--	--
Common stock Class A, $0.01 par value.
Authorized 30,000,000 shares; 4,812,342 issued and
outstanding at April 3, 2010 and December 31, 2009	48	48
Common stock Class B, $0.01 par value.
Authorized 15,000,000 shares; 2,603,721 issued and
outstanding at April 3, 2010 and December 31, 2009	26	26
Additional paid-in capital	65,764	65,751
Accumulated deficit	(36,838)	(34,746)
Accumulated other comprehensive loss	(4,224)	(4,575)

Total stockholders' equity	24,776	26,504

Total liabilities and stockholders' equity	$ 58,233	$ 58,452